Shanghai Nami Financial Consulting Co., Ltd.

and

Benefactum Business Consultant (Beijing) Co., Ltd.

Strategic Cooperation Agreement

Shanghai, China

April, 2016

Party A: Shanghai Nami Financial Consulting Co., Ltd.

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

On the matters of Party A recommending new users (hereinafter referred to as "recommended new user") to Party B’s Huiying Jinfu Service Platform (hereinafter referred to as Huiying Jinfu, the general designation of Benefactum Alliance Business Consultant (Beijing) Co., Ltd. and Huiying Jinfu (www.hyjf.com)), according to friendly negotiation, Party A and Party B reach the following cooperative contents on April 1, 2016 in Changning District, Shanghai:

Chapter 1 Cooperative target and principle

Article 1 Party A and Party B agree to establish full-round, long-term and stable cooperative relationship based on mutual trust, mutual support, close cooperation and common development.

Article 2 During the term of cooperation, both sides insist on the principles of equal consultation, honesty and trustworthiness, complementary advantages, resources sharing, common development and respect for the user’s choice, so that providing convenient, high-quality and efficient information consulting service.

Article 3 Both sides promise that the non-public commercial information, customers, information and data related to the other side gained in the process of operation shall be kept strictly confidential. If the operation is terminated, the cooperative side shall return related data and copies to the other side when the other side requires taking back these data or destroying these data and copies as required by the other side. Without other side’s permission, either side shall not disclose the above information, data as well as related contents to the third party under the situation of without written authorization, except as otherwise stipulated by laws and regulations.

Article 4 Under the premise of meeting the risk control measures of Huiying Jinfu, Party B agrees to give priority to meet the needs of new users which are recommended by Party A. Party A agrees to give priority to recommend new users with good credits and related credit records. In case of Party A needs to conduct similar business cooperation with similar institutions, Party A shall achieve Party B’s written consent in advance.

Article 5 Party A and Party B agree to jointly use controllable media and resources to advertise and promote the brand of cooperative products.

Chapter 2 Cooperative contents and service charge

Article 6 Party A and Party B study, update and implement service scheme and process which are suitable for the new users recommended by Party A in cooperation practice, gradually achieving national pilot support, and using internal resources for effective promotion.

Article 7 The cooperation between Party A and Party B includes but not limited to consulting service, the specific service products include traditional information consulting service and network information consulting service.

Article 8 Party A will take its advantages to recommend user resources with good quality, standard management and good operation to Party B. In case of successful investment, Party B shall pay Party A corresponding service charge. Party A shall send last month’s service bill to Party B’s finance department in a proper way in the first 10 days of each month, and the bill will be settled after it is checked by the finance department. Specific settlement method and settlement process will be negotiated separately by Party A and Party B.

Article 9 In order to encourage Party A to effectively develop works, after the agreement comes into force, Party B can prepay part of money to Party A in advance as start-up capital of cooperative project. The start-up capital will be deducted accordingly from the service charge to be paid in the later period to Party A by Party B.

Article 10 Party B will provide "Green Investment Channel" for the users recommended by Party A, and such users are entitled to enjoy relatively exclusive and efficient business handling and more flexible service process.

Article 11 Party B has rights to know the information and credit information of Party A’s users.

Article 12 On account of Party A and Party B will establish long-term and stable cooperative relationship, Party B will provide the consulting service of various information for new users recommended by Party A. Whether Party B should provide service to the users and projects depends on the specific contract and agreement separately signed by Party B and such users.

Article 13 Party A (include Party A and its agents, employees) shall not use Huiying Jinfu’s name to do anything other than referring new uses, in the case that Party A engages in matters that are not related to referring new users or other illegal conducts, Party A shall bear all legal liabilities, and give compensation for the losses caused herein to Party B.

Article 14 In the process of Party A (include Party A and its agents, employees) recommending proper new users to Party B, in the case of having any irregularity action (including but not limited to engage in illegal fund-raising, lending money at usury and other irregularity actions), Party A shall bear all legal liabilities, and give compensation for the losses caused herein to Party B.

Chapter 3 Cooperative mechanism

Article 15 Party A and Party B determine respective contacts department and contacts, both sides shall communicate information timely, positively coordinate their cooperation. During the term of cooperation of both sides, if the above contacts and contacts way are changed, the side who is changed shall notify the other side in writing timely.

Article 16 Party A and Party B are responsible for optimizing their respective service and process based on the actual situation of cooperation, and conducting timely promotion and synchronous update as the highest priority cooperative project.

Article 17 Party A shall reinforce the management work of its agents, employees or cooperative third party institutions, avoiding false promises and exaggerated advertisement etc. problems.

Article 18 Party A and its agents, employees shall not make up false users, collude users, use false contract, documents and others for the purpose of illegally obtaining Party B’s service charge. In case of Party A and its agents, employees make up or use false recommended information, Party A shall refund the service charge in double which has been paid by Party B.

Chapter 4 Other items

Article 19 Responsibility for breach of agreement and settlement of disputes Once the agreement is signed, it has legal effect. If either side violates the stipulations of the this agreement, it shall undertake the responsibility for breach of agreement to the other side. All disputes related to this agreement will be settled by negotiation of both sides, if the negotiation is failed, either side can file a suit to the People’s Court in the place where the agreement is signed for settlement.

Article 20 This agreement is the strategic cooperation agreement signed by Party A and Party B. According to the progress of both sides’ cooperation, the agreement can be changed or modified based on the actual situation, or be modified and improved in the form of complementary agreement/ special agreement after consensus by both sides. If Party A’s branch company launches specific business cooperation with Party B, a cooperation agreement shall be signed separately.

Article 21 This agreement is made out in duplicate, with each side holding one copy respectively, which shall enter effect after being signed and sealed by both sides.

The term of validity of this agreement is three years, valid from April 1, 2016 to March 31, 2019. If the term of agreement is expired, the contract will be terminated automatically, both sides can renew it by signing a written agreement separately.

(No text below)

Party A (seal) Shanghai Nami Financial Consulting Co., Ltd.	Party B (seal): Huizhong Business Consultant (Beijing) Co., Ltd.

Supplementary Agreement

Party A：Shanghai Nami Financial Consulting Co., Ltd.

Party B：Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

The Strategic Cooperative Agreement signed in April 2016 is supplemented by both Parties with the following:

I. Party A shall make promotion of platform brands and services for “HuiYing Optimum Service”, a network platform（www.hyjf.com) run by Party B. During the promotion, as far as the newly increased transaction amount which is generated on account of Party A’s promotion of Party B’s platform is concerned, Party B shall pay the commission at the following ratios respectively:

Subject type	Commission ratio
1 month	0.42%
2 months	0.82%
3 months	1.27%
6 months	2.51%
12 months	3.82%

Calculation examples：

i. If Party A, for example, earns Party B amount of 10 million as the subject of 1 month in July, the calculation formula should be 10,000,000.00*0.42%=42,000.00;

ii. If Party A, for example, earns Party B’s promotion platform a newly increased transaction amount of 20 million as the subject of 2 months in July, the calculation formula should be 20,000,000*0.82%=164,000.00;The calculation formula can be made in the same manner as to the other subjects.

II. Promotion period： from Apr. 1, 2016 to Mar. 31, 2017

III. There shall be a six-month period of probation for the commission ratio, afterwards both Parties shall determine a new commission ratio of promotion. IV. Mode of payment： the commission calculated by Party B according to “Term I” in this Supplementary Agreement shall be paid in the next month by the week; For the first cooperative month the prepayment mode shall be adopted, 80 thousand per week shall be prepaid as the promotion commission which would be come into an integrated accounting for “Term II” counted backwards to return excess and supply little.

V. Matter of invoice：Party A shall issue VAT invoice to Party B according to the amount of payment which is required of Party B each time and Party B shall implement the payment within 3 days after receiving the invoice; Party A shall issue a VAT invoice prior to Jul. 15, 2016 as to the promotion commission generated during both Parties’ cooperation before this Supplementary Agreement is signed.

VI. This Agreement is in duplicate, both Parties shall hold one respectively, all the other pending matters shall be settled otherwise.

Party A：Shanghai Nami Financial Consulting Co., Ltd. Legal representative (Agent）： Apr. 1, 2016	Party B：Benefactum Alliance Business Consultant (Beijing) Co., Ltd. Legal representative (Agent）： Apr. 1, 2016